UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 30, 2005

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
303 Peachtree St., N.E., Atlanta, Georgia		30308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code   (404) 588-7711

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 30, 2005, SunTrust Banks, Inc. (the "Registrant") amended its ERISA Excess Retirement Plan to increase the maximum amount of compensation that can be used to calculate the benefit for a participant whose compensation is restricted. The ERISA Excess Retirement Plan provides certain key executives of the Registrant retirement benefits not provided under the Registrant's qualified Retirement Plan because of governmental limits on pension benefits. Pursuant to the amendment, the maximum amount of compensation that can be used to calculate the benefit for a participant whose compensation is restricted increased from $300,000 to two times the annual compensation limit for qualified plans under section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"). The foregoing description is qualified in its entirety by reference to the amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference.

On December 30, 2005, the Registrant entered into the Sixth Amendment to its 401(k) Excess Plan, which is a non-qualified plan that provides unfunded defined contribution plan benefits to certain management employees not otherwise permitted to be provided under the Registrant's qualified 401(k) plan because of governmental limits on contributions and benefits. Pursuant to the amendment, the limit on the amount of compensation that can be used to calculate benefits under the plan will increase from $300,000 to two times the annual compensation limit for qualified plans under section 401(a)(17) of the Code. In addition, the amendment changes the definition of compensation to include non-deferred payments from the Registrant's Management Incentive Plan as part of the deferral base. The foregoing description is qualified in its entirety by reference to the Sixth Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to the ERISA Excess Retirement Plan dated December 30, 2005.

10.2	Sixth Amendment to the 401(k) Excess Plan dated December 30, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC. (Registrant)
Date: January 6, 2006	By:	/s/ Raymond Fortin
Raymond Fortin Corporate Executive Vice President and General Counsel